EXHIBIT 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings

            NEW ALBANY, Ind. (April 29, 2004) - Community Bank Shares of Indiana, Inc. (NASDAQ - CBIN) reported results for the quarter ended March 31, 2004. A summary of the Company's first quarter results follow:

     First quarter ended March 31,        2004             2003          Change
     -----------------------------      --------         --------        ------
     Net income                         $607,000         $746,000        (18.6)%
     Net income per share, basic        $   0.25         $   0.31        (19.4)%
     Net income per share, diluted      $   0.25         $   0.31        (19.4)%

      "Net income was lower for the first quarter of 2004 when compared to the same period in 2003 as a result of a decrease in gain on sale of mortgage loans associated with a slowdown in refinancing activity and a lower net interest margin related to the effects of the current interest rate environment. Although net income was down between the periods, we are encouraged by our strong balance sheet growth as total assets grew $19 million during the first quarter of 2004 to $540 million. The growth in assets for the period was driven by a $14 million increase in our commercial loan portfolio as we continue to benefit from the results of our dynamic commercial loan operations," stated James D. Rickard, President and Chief Executive Officer.

      Mr. Rickard added, "We are realizing the results of our continued focus on attracting lower-cost funding as we opened approximately 800 new non-interest bearing checking accounts during the period. Overall, non-interest bearing balances increased 22% to $42 million during the first quarter of 2004. We continue to place particular emphasis on deposit growth as a means to fund the growth of our loan portfolio."

      Net interest income increased $19,000 to $3.5 million for the first quarter of 2004 compared to the same period in 2003. This increase was predominantly driven by the growth of the Company's interest earning assets, primarily within the loan portfolio, as the Company's net interest margin decreased between the periods. The Company's net interest margin decreased as a result of the yield on its interest-earning assets declining at a faster rate than its borrowing costs because the Company's earning assets are generally more sensitive to changing interest rates than its interest-bearing liabilities. Provision for loans losses increased $64,000 between the periods in consideration of the growth in the loan portfolio.

      Non-interest income decreased 17.4% for the first quarter of 2004 from the same period in 2003, primarily because of the decline in gain on sale of mortgage loans. Service charges on deposit accounts, the largest component of non-interest income, increased slightly to $416,000 for the first quarter of 2004 from $411,000 for the same period in 2003.

      Non-interest expense increased nominally for the first quarter of 2004 compared with the same period in 2003. Increases in salaries and employee benefits and occupancy and equipment expenses related to the opening of new facilities were offset by a decrease in other expenses. The decrease in other expenses for the first quarter of 2004 was primarily the result of the Company's loss on the sale of foreclosed real estate of $121,000 during the first quarter of 2003, as the Company did not experience any such losses during the same period in 2004.

      Mr. Rickard added in closing, "We look forward to the challenges and opportunities ahead of us this year and are excited about the potential of our newest branch at Peachtree Centre in New Albany, Indiana. We feel our continued focus on customer service will allow us to continue to penetrate our markets and foster above average long-term growth in our bank franchise, which we define as our loan and deposit relationships."

      Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

      Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                                March 31,      December 31,      March 31,
                                                                   2004            2003            2003
                                                                ---------      ------------      ---------
                                                                              (In thousands)
ASSETS
Cash and due from banks                                          $ 11,296        $ 10,164        $  8,906
Interest bearing deposits in other financial institutions          11,732           2,217             981
Securities available for sale, at fair value                       85,372          83,143          77,175
Loans, net                                                        396,670         391,199         351,524
Premises and equipment, net                                        11,407          11,331          11,267
Other assets                                                       23,499          23,261          23,458
                                                                 ----------------------------------------
     Total Assets                                                $539,976        $521,315        $473,311
                                                                 ========================================

LIABILITIES
Deposits
     Non-interest bearing                                        $ 41,811        $ 34,386        $ 30,551
     Interest bearing                                             340,133         306,929         269,242
                                                                 ----------------------------------------
         Total deposits                                           381,944         341,315         299,793
Short-term borrowings                                              27,414          45,325          38,411
Federal Home Loan Bank advances                                    85,000          90,200          88,000
Other liabilities                                                   1,998           2,186           3,934
                                                                 ----------------------------------------
     Total Liabilities                                            496,356         479,026         430,138
                                                                 ----------------------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                               43,620          42,289          43,173
                                                                 ----------------------------------------
     Total Liabilities and Stockholders' Equity                  $539,976        $521,315        $473,311
                                                                 ========================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)
                                                    Three Months Ended
                                                         March 31,
                                             ---------------------------------
                                                   2004             2003
                                                  ------           ------
                                             (In thousands, except share data)
Interest income                                   $6,522           $6,250
Interest expense                                   3,060            2,807
                                                  -----------------------
Net interest income                                3,462            3,443
Provision for loan losses                            360              296
Non-interest income                                  820              993
Non-interest expense                               3,175            3,145
                                                  -----------------------
Income before income taxes                           747              995
Income tax expense                                   140              249
                                                  -----------------------
Net income                                        $  607           $  746
                                                  =======================
Basic earnings per share                          $ 0.25           $ 0.31
Diluted earnings per share                        $ 0.25           $ 0.31
                                                  =======================